Monarch Casino Granted Cure Period by Nasdaq

RENO, NV -- (Marketwire - February 12, 2010) - As reported on the Form 8-K filed by Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company") with the Securities and Exchange Commission on January 25, 2010, Charles Scharer, an independent member of the board of directors of the Company, and a member of the Company's audit committee, tendered his resignation, effective immediately, due to time commitments related to other interests.

On February 11, 2010, the Company received a notice from the Nasdaq Stock Market ("Nasdaq"), the stock exchange on which the Company's common stock is listed. Consistent with Listing Rules 5605(b)(1) and 5605(c)(4)(A), Nasdaq granted a cure period to allow the Company to regain compliance with Listing Rule 5605, which requires that a majority of the board of directors be independent and that the audit committee be comprised of at least three members.

The cure period granted by Nasdaq allows the Company to regain compliance as follows:

--  until the earlier of the Company's next annual shareholder's meeting or
    January 25, 2011; or
--  if the next annual shareholder's meeting is held before July 26, 2010, then the Company must evidence compliance no later than July 26, 2010.

Because the Company's 2010 annual stockholder's meeting is expected to be held in May 2010, the cure period granted by Nasdaq will end on July 26, 2010. As previously announced, the Company has begun a search for a replacement for Mr. Scharer and intends to comply with the Nasdaq requirements prior to the expiration of the cure period.

Contact:
Ron Rowan
CFO
(775) 825-4700
RRowan@monarchcasino.com